EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

SYLVAN LEARNING SYSTEMS, INC.
($ in thousands, except per share amounts)


                                                                        QUARTERS ENDED               SIX MONTHS ENDED
                                                                            JUNE 30,                      JUNE 30,
                                                                    ------------------------     -----------------------
                                                                       1996          1997           1996          1997
                                                                    ------------------------     -----------------------
PRIMARY:

  AVERAGE SHARES OUTSTANDING                                         22,734,650  25,455,500       22,689,460  25,397,101

DILUTIVE  EFFECT OF STOCK OPTIONS - Based on the treasury
     stock method using the average market price.                     2,352,861   1,436,714        2,250,475   1,400,304

COMMON STOCK CONTINGENTLY ISSUABLE                                       65,806     173,385           65,806     173,385
                                                                    ------------------------     -----------------------
TOTAL                                                                25,153,317  27,065,599       25,005,741  26,970,790

NET INCOME                                                               $3,032      $6,695           $4,811     $10,142
CONTINGENT GOODWILL AMORTIZATION FOR ACQUISITIONS                           $50        $192              $99        $384
                                                                    ------------------------     -----------------------
SUPPLEMENTAL NET INCOME                                                  $2,982      $6,503           $4,712      $9,758

PER SHARE AMOUNTS                                                         $0.12       $0.24            $0.19       $0.36



FULLY DILUTED:

  AVERAGE SHARES OUTSTANDING                                         22,734,650  25,455,500       22,689,460  25,397,101

DILUTIVE  EFFECT OF STOCK OPTIONS - Based on the treasury
     stock method using the market price at the end of the year.      2,352,861   1,496,521        2,333,840   1,493,433

COMMON STOCK CONTINGENTLY ISSUABLE                                       65,806     173,385           65,806     173,385
                                                                    ------------------------     -----------------------
TOTAL                                                                25,153,317  27,125,406       25,089,106  27,063,919

NET INCOME                                                               $3,032      $6,695           $4,811     $10,142
CONTINGENT GOODWILL AMORTIZATION FOR ACQUISITIONS                           $50        $192              $99        $384
                                                                    ------------------------     -----------------------
SUPPLEMENTAL NET INCOME                                                  $2,982      $6,503           $4,712      $9,758

PER SHARE AMOUNTS                                                         $0.12       $0.24            $0.19       $0.36
